Exhibit 10.26
REVANCE THERAPEUTICS, INC.

2018 MANAGEMENT BONUS PROGRAM

On February 8, 2018, the Compensation Committee of the Board of Directors of Revance Therapeutics, Inc. (the “Company”) approved the Company’s 2018 corporate objectives, weighted for purposes of determining bonuses, if any, for the Company’s executive officers with respect to performance for fiscal year 2018 (the “2018 Bonus Program”).

The 2018 Bonus Program is designed to reward, through the payment of annual cash bonuses, the Company’s executive officers for the Company’s performance in meeting key corporate objectives and for individual performance in meeting specified corporate goals for the year.

The Company’s 2018 corporate goals include the achievement of clinical development and non-clinical milestones for RT002 injectable for the treatment of glabellar (frown) lines, cervical dystonia, plantar fasciitis and other potential indications (65% weighting), achievement of commercialization objectives (20% weighting), and achievement of other research and regulatory milestones (5-15% weighting), as well as a stretch goal of achieving other development related milestones (up to 25% weighting).

The cash bonus for L. Daniel Browne will be based on the achievement of the 2018 corporate goals (100% weighting). The cash bonus for Todd Zavodnick, Lauren P. Silvernail and Abhay Joshi, Ph.D. will be based on the achievement of the 2018 corporate goals (75% weighting) and his or her individual performance goals (25% weighting). The executive officers’ actual bonuses for fiscal year 2018 may exceed 100% of his or her 2018 target bonus percentage in the event performance exceeds the predetermined goals and/or upon the achievement of other specified goals, including stretch goals.

Payment of bonuses to the Company’s executive officers under the 2018 Bonus Program and the actual amount of such bonus, if any, are within the discretion of the Compensation Committee. The actual bonus awarded, if any, may be more or less than each executive’s annual target bonus.